EXHIBIT 99.1

Consolidated Communications Reports Third Quarter 2015 Results

  Delivered a strong quarter of growth in data adds and fiber to the cell sites
  Increased year over year commercial and carrier revenue by 3.0%
  Grew Metro E circuits by 25% year over year
  Reached approximately 65% of the two year, $17 million synergy target for Enventis

MATTOON, Ill., Nov. 5, 2015 (GLOBE NEWSWIRE) -- Consolidated Communications Holdings, Inc. (Nasdaq:CNSL) (the "Company") reported results for the third quarter 2015.

Third quarter financial summary:

  Revenue was $194.0 million.
  Net cash from operations was $71.8 million.
  Adjusted EBITDA was $89.4 million.
  Dividend payout ratio was 54.0%.

"The third quarter was another solid quarter of results as we continued to execute on our strategy and delivered cash flows providing a comfortable dividend payout ratio," said Bob Udell, President and Chief Executive Officer. "We added over 3,300 net data subscribers and the strong growth in our data services drove commercial and carrier revenues higher by 3.0% over last year."

"It has been one year since the close of the Enventis acquisition, and I could not be more pleased with how well the integration has gone. The fiber-centric assets and the culture of the employee base have been a great fit. The acquisition strengthened our market and product diversification and positioned us well for the future," Udell concluded.

Pro Forma Financial Results for the Third Quarter

We have presented various adjusted pro forma information below and in the tables at the end of the release. This information is presented as if the acquisition of Enventis had occurred on January 1, 2014 in order to provide a better view of the period over period performance for the combined business.

  Total revenues were $194.0 million, compared to $203.4 million for the same period last year. Excluding revenue from our equipment sales and service, revenues were $179.2 million, compared to $181.2 million for the third quarter of 2014. Solid growth in strategic sales channels were offset by declines in voice services and network access revenues. Equipment sales and service revenues, which are low margin, declined by $7.5 million.
  Income from operations was $13.6 million, compared to $25.5 million in the third quarter of 2014. The decrease in the quarter was primarily due to $9.6 million of integration and severance charges tied to the ongoing Enventis synergy efforts and a third quarter early retirement offer that was accepted by certain employees.
  Interest expense, net improved by $2.6 million to $19.2 million from $21.8 million for the same period last year. The improvement is primarily due to the use of proceeds from the add-on we completed in June to our 6.5% senior notes due 2022. We used certain of the proceeds to redeem the remaining portion of our outstanding 10 7/8% senior notes.
  Other income, net was $10.5 million, compared to $8.6 million for the same period in 2014.
  Adjusted diluted net income per share excludes certain items in the manner described in the table provided in this release. Adjusted diluted net income per share for the current quarter was $0.18 compared to $0.17 for the pro forma prior year period.
  Cash distributions from our Verizon Wireless partnerships were $20.0 million compared to $7.6 million for the third quarter of 2014. The distributions were positively impacted by the cash received for the partnership owned towers that were included as part of the larger Verizon agreement with American Tower. In addition, cash collections from device financing plans are starting to catch up to the increase in receivables over the last year.
  Adjusted EBITDA was $89.4 million compared to $79.8 million for the same period in 2014.
  The total net debt to last twelve month adjusted EBITDA coverage ratio was 4.22 times to one.

Financial Results for the Nine Months Ended September 30, 2015

  Revenues were $587.5 million and adjusted EBITDA was $249.4 million.

Cash Available to Pay Dividends

For the quarter, cash available to pay dividends, or CAPD, was $36.2 million, and the dividend payout ratio was 54.0%. At September 30, 2015, cash and cash equivalents were $23.9 million. Capital expenditures for the quarter were $34.6 million.

Financial Guidance

The Company is reiterating its full year guidance, which was previously updated in the second quarter. The table below reflects pro forma results for the full year of 2014.

	2015 Guidance	2014 Pro Forma Results

Cash Interest Expense	$76.5 million to $77.5 million	$81.4 million
Cash Income Taxes	$2.0 million to $3.0 million	$12.4 million
Capital Expenses*	$128.0 million to $132.0 million	$131.3 million

*2015 capital guidance includes $5.2 million of integration related expenses.

Dividend Payments

On November 2, 2015, the Company's board of directors declared its next quarterly dividend of $0.38738 per common share, which is payable on February 1, 2016 to stockholders of record at the close of business on January 15, 2016. This will represent the 42nd consecutive quarterly dividend paid by the Company.

Conference Call Information

The Company will host a conference call today at 11:00 a.m. Eastern Time / 10:00 a.m. Central Time to discuss second quarter earnings and developments with respect to the Company. The call is being webcast and archived on the "Investor Relations" section of the Company's website at http://www.consolidated.com. The conference call dial-in number is 1-877-374-3981 with pass code 56543992. International parties can access the call by dialing 1-253-237-1158. A telephonic replay of the conference call will also be available starting three hours after completion of the call until November 12, 2015 at midnight Eastern Time. To hear the replay, parties in the United States and Canada should call 1-855-859-2056 and international parties should call 1-404-537-3406.

Use of Non-GAAP Financial Measures

This press release, as well as the conference call, includes disclosures regarding "EBITDA", "adjusted EBITDA", "cash available to pay dividends" and the related "dividend payout ratio", "total net debt to last twelve month adjusted EBITDA coverage ratio", "adjusted diluted net income per share" and "adjusted net income attributable to common stockholders", all of which are non-GAAP financial measures and described in this section as not being in compliance with Regulation S-X. Accordingly, they should not be construed as alternatives to net cash from operating or investing activities, cash and cash equivalents, cash flows from operations, net income or net income per share as defined by GAAP and are not, on their own, necessarily indicative of cash available to fund cash needs as determined in accordance with GAAP. In addition, not all companies use identical calculations, and the non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. A reconciliation of the differences between these non-GAAP financial measures and the most directly comparable financial measures presented in accordance with GAAP is included in the tables that follow.

Adjusted EBITDA is comprised of EBITDA, adjusted for certain items as permitted or required by the lenders under our credit agreement in place at the end of each quarter in the periods presented. The tables that follow include an explanation of how adjusted EBITDA is calculated for each of the periods presented with the reconciliation to net income. EBITDA is defined as net earnings before interest expense, income taxes, depreciation and amortization on a historical basis.

Cash available to pay dividends represents adjusted EBITDA plus cash interest income less (1) cash interest expense, (2) capital expenditures and (3) cash income taxes; this calculation differs in certain respects from the similar calculation used in our credit agreement.

We present adjusted EBITDA, cash available to pay dividends and the related dividend payout ratio for several reasons. Management believes adjusted EBITDA, cash available to pay dividends and the dividend payout ratio are useful as a means to evaluate our ability to fund our estimated uses of cash (including interest on our debt) and pay dividends. In addition, we have presented adjusted EBITDA, cash available to pay dividends and the dividend payout ratio to investors in the past because they are frequently used by investors, securities analysts and other interested parties in the evaluation of companies in our industry, and management believes presenting them here provides a measure of consistency in our financial reporting. Adjusted EBITDA and cash available to pay dividends, referred to as Available Cash in our credit agreement, are also components of the restrictive covenants and financial ratios contained in our credit agreement that requires us to maintain compliance with these covenants and limit certain activities, such as our ability to incur debt and to pay dividends. The definitions in these covenants and ratios are based on adjusted EBITDA and cash available to pay dividends after giving effect to specified charges. In addition, adjusted EBITDA, cash available to pay dividends and the dividend payout ratio provide our board of directors with meaningful information to determine, with other data, assumptions and considerations, our dividend policy and our ability to pay dividends under the restrictive covenants in our credit agreement and to measure our ability to service and repay debt.  We present the related "total net debt to last twelve month adjusted EBITDA coverage ratio" principally to put other non-GAAP measures in context and facilitate comparisons by investors, security analysts and others; this ratio differs in certain respects from the similar ratio used in our credit agreement. These measures differ in certain respects from the ratios used in our Senior Notes indenture.

These non-GAAP financial measures have certain shortcomings. In particular, adjusted EBITDA does not represent the residual cash flows available for discretionary expenditures, since items such as debt repayment and interest payments are not deducted from such measure. Similarly, while we may generate cash available to pay dividends, we are not required to use any such cash to pay dividends, and the payment of any dividends is subject to declaration by our board of directors, compliance with applicable law and the terms of our credit agreement. Because adjusted EBITDA is a component of the dividend payout ratio and the ratio of total net debt to last twelve month adjusted EBITDA, these measures are also subject to the material limitations discussed above. In addition, the ratio of total net debt to last twelve month adjusted EBITDA is subject to the risk that we may not be able to use the cash on the balance sheet to reduce our debt on a dollar-for-dollar basis. Management believes these ratios are useful as a means to evaluate our ability to incur additional indebtedness in the future.

We present the non-GAAP measures adjusted diluted net income per share and adjusted diluted net income attributable to common stockholders because our net income and net income per share are regularly affected by items that occur at irregular intervals or are non-cash items. We believe that disclosing these measures assists investors, securities analysts and other interested parties in evaluating both our company over time and the relative performance of the companies in our industry.

About Consolidated

Consolidated Communications Holdings, Inc. is a leading communications provider within its 11-state operations. Headquartered in Mattoon, IL, the Company has been providing services in many of its markets for over a century. The Company leverages its advanced fiber optic network to offer a wide range of solutions including: high speed internet, metro Ethernet, digital TV, Voice, wireless backhaul and cloud and managed services.

Safe Harbor

The Securities and Exchange Commission ("SEC") encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions.  Certain statements in this press release are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995.  These forward-looking statements reflect, among other things, our current expectations, plans, strategies, and anticipated financial results.  There are a number of risks, uncertainties, and conditions that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements.  These risks and uncertainties include our ability to successfully integrate Enventis' operations and realize the synergies from the acquisition, as well as a number of factors related to our business, including economic and financial market conditions generally and economic conditions in our service areas; various risks to shareholders of not receiving dividends and risks to our ability to pursue growth opportunities if we continue to pay dividends according to the current dividend policy; various risks to the price and volatility of our common stock; changes in the valuation of pension plan assets; the substantial amount of debt and our ability to repay or refinance it or incur additional debt in the future; our need for a significant amount of cash to service and repay the debt and to pay dividends on the common stock; restrictions contained in our debt agreements that limit the discretion of management in operating the business; regulatory changes, including changes to subsidies, rapid development and introduction of new technologies and intense competition in the telecommunications industry; risks associated with our possible pursuit of acquisitions; system failures; losses of large customers or government contracts; risks associated with the rights-of-way for the network; disruptions in the relationship with third party vendors; losses of key management personnel and the inability to attract and retain highly qualified management and personnel in the future; changes in the extensive governmental legislation and regulations governing telecommunications providers and the provision of telecommunications services; telecommunications carriers disputing and/or avoiding their obligations to pay network access charges for use of our network; high costs of regulatory compliance; the competitive impact of legislation and regulatory changes in the telecommunications industry; and liability and compliance costs regarding environmental regulations. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements are discussed in more detail in our filings with the Securities and Exchange Commission, including our reports on Form 10-K and Form 10-Q. Many of these circumstances are beyond our ability to control or predict.  Moreover, forward-looking statements necessarily involve assumptions on our part.  These forward-looking statements generally are identified by the words "believe", "expect", "anticipate", "estimate", "project", "intend", "plan", "should", "may", "will", "would", "will be", "will continue" or similar expressions.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of Consolidated Communications Holdings, Inc. and its subsidiaries to be different from those expressed or implied in the forward-looking statements.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements that appear throughout this press release.  Furthermore, forward-looking statements speak only as of the date they are made.  Except as required under the federal securities laws or the rules and regulations of the Securities and Exchange Commission, we disclaim any intention or obligation to update or revise publicly any forward-looking statements.  You should not place undue reliance on forward-looking statements.

- Tables Follow –

Consolidated Communications Holdings, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except par value)
(Unaudited)
	September 30,	December 31,
	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$ 23,854	$ 6,679
Accounts receivable, net	73,304	77,536
Income tax receivable	27,198	18,940
Deferred income taxes	13,216	13,374
Prepaid expenses and other current assets	17,528	17,616
Total current assets	155,100	134,145

Property, plant and equipment, net	1,113,890	1,137,478
Investments	106,183	115,376
Goodwill	764,630	764,630
Other intangible assets	46,909	56,322
Deferred debt issuance costs, net and other assets	16,373	19,313
Total assets	$ 2,203,085	$ 2,227,264

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 13,903	$ 15,277
Advance billings and customer deposits	31,407	31,933
Dividends payable	19,566	19,510
Accrued compensation	22,865	32,581
Accrued interest	17,330	6,784
Accrued expense	39,469	39,698
Current portion of long-term debt and capital lease obligations	10,120	9,849
Current portion of derivative liability	362	443
Total current liabilities	155,022	156,075

Long-term debt and capital lease obligations	1,406,297	1,356,753
Deferred income taxes	251,217	246,665
Pension and other post-retirement obligations	104,247	122,363
Other long-term liabilities	16,070	14,579
Total liabilities	1,932,853	1,896,435

Shareholders' equity:
Common stock, par value $0.01 per share; 100,000,000 shares authorized, 50,509,148 and 50,364,579, shares outstanding as of September 30, 2015 and December 31, 2014, respectively	505	504
Additional paid in capital	295,581	357,139
Accumulated other comprehensive loss, net	(30,889)	(31,640)
Noncontrolling interest	5,035	4,826
Total shareholders' equity	270,232	330,829
Total liabilities and shareholders' equity	$ 2,203,085	$ 2,227,264

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014

Net revenues	$ 193,958	$ 149,040	$ 587,546	$ 449,724
Operating expenses:
Cost of services and products	83,209	56,435	249,477	167,653
Selling, general and administrative expenses	50,649	32,659	135,682	97,945
Acquisition and other transaction costs	395	729	1,055	1,995
Depreciation and amortization	46,057	34,968	133,264	106,515
Income from operations	13,648	24,249	68,068	75,616
Other income (expense):
Interest expense, net of interest income	(19,174)	(20,721)	(60,277)	(60,280)
Loss on extinguishment of debt	--	--	(41,242)	--
Other income, net	10,491	8,608	25,839	25,102
Income (loss) before income taxes	4,965	12,136	(7,612)	40,438
Income tax expense (benefit)	2,220	4,387	(2,258)	14,380
Net income (loss)	2,745	7,749	(5,354)	26,058

Less: net income attributable to noncontrolling interest	150	107	209	285

Net income (loss) attributable to common shareholders	$ 2,595	$ 7,642	$ (5,563)	$ 25,773

Net income (loss) per basic and diluted common share attributable to common shareholders	$ 0.05	$ 0.19	$ (0.11)	$ 0.63

Consolidated Communications Holdings, Inc.
Pro Forma Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
		Pro Forma		Pro Forma
	2015	2014	2015	2014

Net revenues	$ 193,958	$ 203,450	$ 587,546	$ 598,097
Operating expenses:
Operating expenses (exclusive of depreciation and amortization)	134,253	131,121	386,214	377,215
Depreciation and amortization	46,057	46,824	133,264	142,082
Income from operations	13,648	25,505	68,068	78,800
Other income (expense):
Interest expense, net of interest income	(19,174)	(21,775)	(60,277)	(65,554)
Loss on extinguishment of debt	--	--	(41,242)	--
Other income, net	10,491	8,608	25,839	25,102
Income (loss) from before income taxes	4,965	12,338	(7,612)	38,348
Income tax expense (benefit)	2,220	4,507	(2,258)	13,724
Net Income (loss)	2,745	7,831	(5,354)	24,624
Less: net income attributable to noncontrolling interest	150	107	209	285

Net income (loss) attributable to common shareholders	$ 2,595	$ 7,724	$ (5,563)	$ 24,339

Net income (loss) per basic and diluted common share attributable to common shareholders	$ 0.05	$ 0.15	$ (0.11)	$ 0.49

Consolidated Communications Holdings, Inc.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
OPERATING ACTIVITIES
Net income (loss)	$ 2,745	$ 7,749	$ (5,354)	$ 26,058
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	46,057	34,968	133,264	106,515
Deferred income taxes	4,213	(423)	4,218	(958)
Cash distributions from wireless partnerships in excess of/(less than) earnings	9,396	(807)	7,840	(784)
Non- cash stock-based compensation	742	948	2,265	2,672
Amortization of deferred financing	770	1,773	2,592	3,114
Loss on extinguishment of debt	--	--	41,242	--
Other adjustments, net	226	(311)	924	1,592
Changes in operating assets and liabilities, net	7,672	2,422	(19,354)	(4,845)
Net cash provided by operating activities	71,821	46,319	167,637	133,364
INVESTING ACTIVITIES
Purchase of property, plant and equipment, net	(34,581)	(25,592)	(100,119)	(76,038)
Proceeds from sale of assets	61	313	118	1,563
Proceeds from the sale of investments	--	--	846	--
Restricted cash related to acquisition	--	(149,917)	--	(149,917)
Net cash used in investing activities	(34,520)	(175,196)	(99,155)	(224,392)
FINANCING ACTIVITIES
Proceeds on bond offering	--	200,000	294,780	200,000
Restricted cash on bond offering	--	(54,886)	--	(54,886)
Proceeds on issuance of long-term debt	21,000	2,000	61,000	28,000
Payment of capital lease obligation	(214)	(164)	(658)	(481)
Payment on long-term debt	(21,275)	(2,275)	(80,825)	(32,825)
Redemption of senior notes	--	--	(261,874)	--
Payment of financing costs	(337)	(183)	(4,805)	(2,707)
Share repurchases for minimum tax withholding	--	--	(282)	--
Dividends on common stock	(19,567)	(15,607)	(58,643)	(46,734)
Net cash provided by financing activities	(20,393)	128,885	(51,307)	90,367
Net change in cash and cash equivalents	16,908	8	17,175	(661)
Cash and cash equivalents at beginning of period	6,946	4,882	6,679	5,551
Cash and cash equivalents at end of period	$ 23,854	$ 4,890	$ 23,854	$ 4,890

Consolidated Communications Holdings, Inc.
Consolidated Revenue by Category
(Dollars in thousands)
(Unaudited)

	PRO FORMA
	Q3'14	Q4'14	Q1'15	Q2'15	Q3'15
Commercial and carrier:
Data and transport services (includes VoIP)	$ 42,831	$ 43,392	$ 45,055	$ 45,049	$ 46,187
Voice services	26,834	26,346	26,055	26,213	25,463
Other	2,984	3,414	2,596	2,841	3,208
	72,649	73,152	73,706	74,103	74,858
Consumer:
Broadband (VoIP, Data and Video)	53,516	53,394	53,725	54,051	52,956
Voice services	16,688	16,085	15,556	15,120	15,143
	70,204	69,479	69,281	69,171	68,099

Equipment Sales and Service	22,258	11,062	10,853	19,309	14,759
Subsidies	14,040	14,348	14,392	14,516	13,905
Network Access	19,680	19,789	19,399	19,056	17,923
Other products and services	4,619	4,818	4,947	4,855	4,414
Total operating revenue	$ 203,450	$ 192,648	$ 192,578	$ 201,010	$ 193,958

Consolidated Communications Holdings, Inc.
Schedule of Adjusted EBITDA Calculation
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
		Pro forma		Pro forma
	2015	2014	2015	2014
Net income (loss)	$ 2,745	$ 7,831	$ (5,354)	$ 24,624
Add (subtract):
Income tax expense (benefit)	2,220	4,507	(2,258)	13,724
Interest expense, net	19,174	21,775	60,277	65,554
Depreciation and amortization	46,057	46,824	133,264	142,082
EBITDA	70,196	80,937	185,929	245,984

Adjustments to EBITDA (1):
Other, net (2)	(1,498)	(9,860)	27,102	(27,188)
Investment distributions (3)	19,996	7,564	34,162	25,356
Non-cash compensation (4)	742	1,140	2,265	3,287

Adjusted EBITDA	$ 89,436	$ 79,781	$ 249,458	$ 247,439

Footnotes for Adjusted EBITDA:
(1) These adjustments reflect those required or permitted by the lenders under our credit agreement.
(2) Other, net includes the equity earnings from our investments, dividend income, income attributable to noncontrolling interests in subsidiaries, acquisition and non-recurring related costs and certain miscellaneous items.
(3) Includes all cash dividends and other cash distributions received from our investments.
(4) Represents compensation expenses in connection with our Restricted Share Plan, which because of the non-cash nature of the expenses are excluded from adjusted EBITDA.

Consolidated Communications Holdings, Inc.
Cash Available to Pay Dividends
(Dollars in thousands)
(Unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2015	September 30, 2015

Adjusted EBITDA	$ 89,436	$ 249,458

- Cash interest expense	(18,601)	(58,439)
- Capital expenditures	(34,581)	(100,119)
- Cash income taxes	(8)	(1,795)

Cash available to pay dividends	$ 36,246	$ 89,105

Dividends Paid	$ 19,567	$ 58,643
Payout Ratio	54.0%	65.8%

Note: The above calculation excludes the principal payments on the amortization of our debt

Consolidated Communications Holdings, Inc.
Total Net Debt to LTM Adjusted EBITDA Ratio
(Dollars in thousands)
(Unaudited)

Summary of Outstanding Debt
Term loan, net of discount $3,494	$ 890,581
Revolving loan	26,000
Senior unsecured notes due 2022, net of discount $5,035	494,965
Capital leases	4,871
Total debt as of September 30, 2015	$ 1,416,417
Less cash on hand	(23,854)
Total net debt as of September 30, 2015	$ 1,392,563

Adjusted EBITDA for the last twelve months ended September 30, 2015	$ 330,072

Total Net Debt to last twelve months
Adjusted EBITDA	4.22x

Consolidated Communications Holdings, Inc.
Adjusted Net Income and Net Income Per Share
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
		Pro Forma		Pro Forma
	Sep 30,	Sep 30,	Sep 30,	Sep 30,
	2015	2014	2015	2014
Net income (loss)	$ 2,745	$ 7,831	$ (5,354)	$ 24,624
Transaction and severance related costs, net of tax	5,620	--	9,329	--
Loss on extinguishment of debt, net of tax	--	--	28,251	--
Loss related to sale of building, net of tax	--	--	--	474
Impairment charge for CVIN investment, net of tax	--	--	573	--
Non-cash stock compensation, net of tax	433	724	1,552	2,110
Adjusted net income	$ 8,798	$ 8,555	$ 34,351	$ 27,208

Weighted average number of shares outstanding	50,174	50,021	50,166	50,021
Adjusted diluted net income per share	$ 0.18	$ 0.17	$ 0.68	$ 0.54

* Calculations above assume a 41.7% and 36.5% effective tax rate for the three months ended and 31.5% and 35.8% for the nine months ended September 30, 2015 and 2014, respectively.

Consolidated Communications Holdings, Inc.
Key Operating Statistics
(Unaudited)

	30-Sep-15	30-Jun-15	% Change in Qtr	30-Sep-14	% Change yoy

Voice Connections	488,037	493,540	(1.1%)	508,409	(4.0%)

Data and Internet Connections	452,265	448,944	0.7%	440,868	2.6%

Video Connections	119,643	122,155	(2.1%)	124,326	(3.8%)

Business and Broadband as % of total revenue	80%	80%	0.0%	79%	1.3%

Fiber route network miles (long-haul and metro)	13,441	13,262	1.3%	12,561	7.0%

On-net buildings	4,981	4,840	2.9%	4,750	4.9%

Consumer Customers	270,466	272,882	(0.9%)	279,249	(3.1%)

Consumer ARPU	$83.93	$84.50	(0.7%)	$84.22	(0.3%)

Note:
BB% includes commercial/carrier, equipment sales and service, directory, consumer broadband and special access
All periods are pro forma for the Enventis acquisition
CONTACT: Company Contact:
         Matt Smith
         Treasurer and VP of Finance & IR
         217-258-2959
         matthew.smith@consolidated.com